As filed with the Securities and Exchange Commission on July 21, 2021.

Registration Statement File No. 333‑195923

Registration Statement File No. 333‑231701

Registration Statement File No. 333-256372

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Autoscope Technologies Corporation

(Exact name of registrant as specified in its charter)

Minnesota	86-3685595
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

400 Spruce Tree Centre, 1600 University Avenue West, St. Paul, MN	55104
(Address of principal executive offices)	Zip Code)

Image Sensing Systems, Inc. 2014 Stock Option and Incentive Plan

(Full title of the plan)

Frank G. Hallowell	Copy to:
Chief Financial Officer	Michele D. Vaillancourt
Autoscope Technologies Corporation	Winthrop & Weinstine, P.A.
400 Spruce Tree Centre	225 South Sixth Street
1600 University Avenue West	Suite 3500
St. Paul, Minnesota 55104	Minneapolis, Minnesota 55402
(Name and address of agent for service)	Telephone: (612) 604-6400

(651) 603-7700

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

              Large accelerated filer  ☐

              Accelerated filer  ☐

              Non-accelerated filer  ☒

              Smaller reporting company  ☒

              Emerging growth company  ☐

              If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

Explanatory Note

These Post‑Effective Amendments No. 1 (the “Amendments”) are being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), to notify the Securities and Exchange Commission (the “SEC”) that effective as of July 21, 2021, Image Sensing Systems, Inc., a Minnesota corporation (the “Predecessor Registrant”), merged (the “Merger”) with and into Spruce Tree MergerCo, Inc., a Minnesota corporation (“Spruce Tree”) and a direct wholly‑owned subsidiary of Autoscope Technologies Corporation, a Minnesota corporation (the “Successor Registrant”), pursuant to which the Predecessor Registrant became a direct wholly‑owned subsidiary of the Successor Registrant, in accordance with the Agreement and Plan of Merger dated as of July 20, 2021 among the Predecessor Registrant, the Successor Registrant, and Spruce Tree. For the purposes of these Amendments and the Registration Statements (as defined below), (i) as of any time prior to the effective time of the Merger, references to the “Company,” “we,” “us,” “our” and similar terms mean the Predecessor Registrant and references to “Common Stock” mean the Common Stock, par value $0.01 per share, of the Predecessor Registrant and (ii) as of the effective time of the Merger and thereafter, references to the “Company,” “we,” “us,” “our” and similar terms mean the Successor Registrant and references to “Common Stock” mean the Common Stock, par value $0.01 per share, of the Successor Registrant. The Merger was conducted pursuant to Section 302A.626 of the Minnesota Business Corporation Act of the State of Minnesota, which provides for the formation of a holding company without a vote of the shareholders of the constituent corporation. As a result of the Merger, the Successor Registrant became the successor issuer to the Predecessor Registrant pursuant to Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These Amendments do not reflect any increase in the number of shares issuable pursuant to the Company’s equity compensation plans.

In the Merger, each share of each class of stock of the Predecessor Registrant issued and outstanding immediately before the Merger was converted automatically into an equivalent corresponding share of common stock of the Successor Registrant having the same designations, rights, powers and preferences and the qualifications, limitations and restrictions as the corresponding share of stock of the Predecessor Registrant being converted. Accordingly, upon consummation of the Merger, the Predecessor Registrant’s then-current shareholders became shareholders of the Successor Registrant.

The Successor Registrant is filing this Post-Effective Amendment No. 1 pursuant to Rule 414 under the Securities Act solely to update the Registration Statements as a result of the Merger. In accordance with Rule 414(d) under the Securities Act, except as modified by this Post-Effective Amendment No. 1, the Successor Registrant, now as successor issuer to the Predecessor Registrant pursuant to Rule 12g-3 of the Exchange Act, hereby expressly adopts the Registration Statements as its own registration statements for all purposes of the Securities Act and the Exchange Act, as updated by subsequent filings under the Exchange Act.

These Amendments relate to the following Registration Statements of the Predecessor Registrant on Form S‑8 (collectively, the “Registration Statements”) filed by the Predecessor Registrant with the SEC:

  Registration Statement on Form S‑8 (File No. 333‑195923) filed with the SEC on May 13, 2014 registering 400,000 shares of Common Stock issuable under the Image Sensing Systems, Inc. 2014 Stock Option and Incentive Plan;
  Registration Statement on Form S‑8 (File No. 333-231701) filed with the SEC on May 23, 2019 registering 100,000 shares of Common Stock issuable under the Image Sensing Systems, Inc. 2014 Stock Option and Incentive Plan; and
  Registration Statement on Form S‑8 (File No. 333‑256372) filed with the SEC on May 21, 2021 registering 120,000 shares of Common Stock issuable under the Image Sensing Systems, Inc. 2014 Stock Option and Incentive Plan.

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 PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of these Amendments is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S‑8. The documents containing the information specified in Part I have been or will be delivered to the participants in the plans as required by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the SEC either as part of these Amendments or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

Item 1.  Plan Information.

Item 2.  Registrant Information and Employee Plan Annual Information.

 PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the SEC by the Company are hereby incorporated herein by reference:

a.                  The description of the Company’s securities registered under Section 12 of the Exchange Act contained in Exhibit 4(vi) to the Company’s Annual Report on Form 10-K filed with the SEC on March 11, 2021 (File No. 001-35959);

b.             The description of the Company’s preferred stock purchase rights contained in the Company’s Form 8-A dated June 6, 2013 filed with the SEC on June 6, 2013 (File No. 001-35959), as amended by the Company’s Form 8-A/A (Amendment No. 1) filed with the SEC on August 23, 2016 (File No. 001-35959), the Company's Form 8-A/A (Amendment No. 2) filed with the SEC on March 12, 2018 (File No. 001-35959) and the Company's Form 8-A/A (Amendment No. 3) filed with the SEC on June 4, 2020 (File No. 001-35959);

c.             The Company's Current Report on Form 8-K filed with the SEC on January 8, 2021 reporting information under Item 3.01 (File No. 001-35959), solely to the extent filed and not furnished;

d.             The Company's Current Report on Form 8-K filed with the SEC on February 8, 2021 reporting information under Item 1.02 (File No. 001-35959), solely to the extent filed and not furnished;

e.             The Company's Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 11, 2021 (File No. 001-35959);

f.                  The Company’s definitive Proxy Statement filed with the SEC on March 18, 2021 (File No. 001-35959);

g.             The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 filed with the SEC on May 3, 2021;

h.             The Company's Current Report on Form 8-K filed with the SEC on May 5, 2021 reporting information under Item 5.07 (File No. 001-35959), solely to the extent filed and not furnished;

i.              The Company's Current Report on Form 8-K filed with the SEC on May 10, 2021 reporting information under Item 5.02 (File No. 001-35959), solely to the extent filed and not furnished; and

j.                  All other reports filed (but not furnished) by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended December 31, 2020 and before filing of a post-effective amendment which indicates that all securities offered by this registration statement have been sold or which deregisters all such securities then remaining to be sold.

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                All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the effective date of this Post-Effective No. 1 to Registration Statement on Form S-8 and before the filing of a post‑effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold (excluding, however, any portion of such documents not deemed to be “filed” with the SEC pursuant to the rules of the SEC) shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.  In no event, however, will any information that the Company discloses under Item 2.02 or Item 7.01 of any Current Report on Form 8-K that the Company may from time to time furnish to the SEC be incorporated by reference into, or otherwise become a part of, this Post-Effective No. 1 to Registration Statement on Form S-8 or the Registration Statements to which it relates, unless otherwise indicated therein. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Post-Effective No. 1 to Registration Statement on Form S-8 and the Registration Statements to which it relates to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Post-Effective No. 1 to Registration Statement on Form S-8 and the Registration Statements to which it relates, except as so modified or superseded.

Item 4.  Description of Securities.

The shares of the Company’s common stock and the accompanying preferred stock purchase rights offered pursuant to this Post-Effective No. 1 to Registration Statement on Form S-8 and the Registration Statements to which it relates are registered under Section 12(b) of the Exchange Act.  The description of the Company’s common stock is incorporated by reference pursuant to Item 3.a. and Item 3.b. above.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

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 Item 6.  Indemnification of Directors and Officers.

Section 302A.521, Subdivision 2, of the Minnesota Business Corporation Act (the “MBCA”) provides that unless prohibited or limited by a corporation’s articles of incorporation or bylaws, the Company must indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding if, with respect to the acts or omissions of the person complained of in the proceeding, the person: (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 of the MBCA (which describes the procedure to be followed in approving contracts or other transactions involving a director conflict of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation or was not opposed to the best interests of the corporation.

Section 302A.521, Subdivision 7, of the MBCA permits a corporation to purchase and maintain insurance on behalf of a person in that person’s official capacity against any liability asserted against and incurred by the person in or arising from that capacity, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of Section 302A.521 of the MBCA.  The Company maintains officers’ and directors’ liability insurance for the benefit of its officers and directors.

Section 302A.521, Subdivision 1(c), of the MBCA defines “official capacity” as (i) with respect to a director, the position of director in a corporation, (ii) with respect to a person other than a director, the elective or appointive office or position held by an officer, member of a committee of the board, or the employment relationship undertaken by an employee of the corporation, and (iii) with respect to a director, officer, or employee of the corporation who, while a director, officer, or employee of the corporation, is or was serving at the request of the corporation or whose duties in that position involve or involved service as a director, officer, partner, trustee, governor, manager, employee, or agent of another organization or employee benefit plan, the position of that person as a director, officer, partner, trustee, governor, manager, employee, or agent, as the case may be, of the other organization or employee benefit plan.  Section 302A.521, Subdivision 1(d), of the MBCA defines “proceeding” as a threatened, pending, or completed civil, criminal, administrative, arbitration, or investigative proceeding, including a proceeding by or in the right of the corporation.

Section 7 of Article III of the Company’s Bylaws provides that the Company shall indemnify any person (including any present or future director or officer, or the heirs or legal representatives of any such director or officer) made, or threatened to be made, a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation or serves any other corporation in any capacity at the request of the corporation, and the corporation may advance his related expenses, in the manner and to the full extent as provided by the laws of the State of Minnesota in such case made and provided and as otherwise permitted by law.

Item 7.  Exemption from Registration Claimed.

Not applicable.

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 Item 8.  Exhibits.

The exhibits to this Registration Statement on Form S-8 are described on the Exhibit Index in this Registration Statement on Form S-8, which is incorporated herein by reference.

Item 9.  Undertakings.

(a)           Rule 415 Offering.

              The undersigned registrant hereby undertakes:

(1)        To file, during any period in which offers or sales are being made, a post‑effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)   To include any material information with respect to the plan of distribution not previously described in the registration statement or any material change to such information in the registration statement.

 Provided, however, that (A) paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)      That, for the purpose of determining any liability under the Securities Act of 1933, each post‑effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

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b)         Filings Incorporating Subsequent Exchange Act Documents by Reference.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)         Request for Acceleration of Effective Date or Filing of Registration Statement Becoming Effective Upon Filing.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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 SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota on July 21, 2021.

Autoscope Technologies Corporation

By: /s/ Frank G. Hallowell
Frank G. Hallowell
Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

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POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Andrew T. Berger and Frank G. Hallowell, each of whom may act individually, as such person’s true and lawful attorney-in-fact and agent with full power of substitution and re substitution for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Andrew T. Berger Andrew T. Berger	Director; President and Chief Executive Officer (Principal Executive Officer)	July 21, 2021
/s/ James W. Bracke James W. Bracke	Director	July 21, 2021
/s/ Paul F. Lidsky Paul F. Lidsky	Director	July 21, 2021
/s/ Geoffrey C. Davis Geoffrey C. Davis	Director	July 21, 2021
/s/ Joseph P. Daly Joseph P. Daly	Director	July 21, 2021
/s/ Brian J. VanDerBosch Brian J. VanDerBosch	Director	July 21, 2021
/s/ Frank G. Hallowell Frank G. Hallowell	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 21, 2021

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 Exhibit Index

Exhibit No.	Description
4.1

Restated Articles of Incorporation of Autoscope Technologies Corporation, incorporated by reference to Exhibit 3.1 to Autoscope Technologies Corporation’s Current Report on Form 8-K dated July 20, 2021 (File No. 0-26056) (Form 8-KSB).

4.2	Bylaws of Autoscope Technologies Corporation, incorporated by reference to Exhibit 3.2 to Autoscope Technologies Corporation’s Form 8-KSB.

4.3	Certificate of Designation of Series A Junior Participating Preferred Stock, incorporated by reference to Exhibit 3.3 to Autoscope Technologies Corporation’s Form 8-KSB.

4.4

Amended and Restated Rights Agreement dated as of July 21, 2021 by and between Autoscope Technologies Corporation, Continental Stock Transfer & Trust Company, as rights agent, and, only as to Section 37 thereof, Image Sensing Systems, Inc., incorporated by reference to Exhibit 4.1 to Autoscope Technologies Corporation’s Form 8-KSB.

4.5	Specimen form of Autoscope Technologies Corporation’s common stock certificate, incorporated by reference to Exhibit 4.2 to Autoscope Technologies Corporation’s Form 8-KSB.

4.6

Description of Securities registered under Section 12 of the Exchange Act, incorporated by reference to Exhibit 4(vi) to the Annual Report on Form 10-K filed by Image Sensing Systems, Inc. with the SEC on March 11, 2021 (File No. 001-35959).

4.7	Image Sensing Systems, Inc. 2005 Stock Incentive Plan, incorporated by reference to Exhibit B to the definitive Proxy Statement filed by Image Sensing Systems, Inc. with the SEC on April 17, 2006.

4.8

Image Sensing Systems, Inc. 2014 Stock Option and Incentive Plan, incorporated by reference to Exhibit 4.6 to the Registration on Form S-8 filed by Image Sensing Systems, Inc. with the SEC on May 21, 2021 (Registration No. 333-256372).

5.1	Opinion of Winthrop & Weinstine, P.A., counsel to Autoscope Technologies Corporation (filed herewith).

23.1	Consent of Boulay PLLP, independent registered public accounting firm (filed herewith).

23.2	Consent of Winthrop & Weinstine, P.A., counsel to Autoscope Technologies Corporation (included in its opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included as part of signature page).

99.1

Assignment and Assumption Agreement dated as of July 21, 2021 by and between Autoscope Technologies Corporation and Image Sensing Systems, Inc., incorporated by reference to Exhibit 10.1 to Autoscope Technologies Corporation’s Form 8-KSB.

99.2

Agreement and Plan of Merger dated as of July 20, 2021 by and among Image Sensing Systems, Inc., Autoscope Technologies Corporation, and Spruce Tree MergerCo, Inc., incorporated by reference to Exhibit 2.1 to Autoscope Technologies Corporation’s 8-K12B.

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